UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2020

R. R. DONNELLEY & SONS COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-4694	36-1004130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RRD	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On May 19, 2020, R. R. Donnelley & Sons (the “Company”) issued a press release announcing that it has commenced offers to exchange (the “Exchange Offers”) up to $300 million aggregate principal amount (as it may be increased, the “Maximum Exchange Amount”) of newly issued 8.250% Senior Notes due 2027 (the “New Notes”) for its outstanding (i) 8.875% Debentures due 2021 (the “2021 Debentures”), (ii) 7.875% Senior Notes due 2021 (the “2021 Notes”), (iii) 7.000% Senior Notes due 2022 (the “2022 Notes”), (iv) 6.500% Senior Notes due 2023 (the “2023 Notes”) and (v) 6.000% Senior Notes due 2024 (the “2024 Notes,” and together with the 2021 Debentures, the 2021 Notes, the 2022 Notes, the 2023 Notes, the “Old Notes”). A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In conjunction with the Exchange Offers, the Company is soliciting consents (the “Consent Solicitations”) from holders of each series of Old Notes (“Consents”) to certain proposed amendments to each indenture governing the Old Notes to eliminate substantially all of the restrictive covenants, modify covenants regarding mergers and consolidations, eliminate certain events of default, and modify or eliminate certain other provisions contained therein.

As further described in the press release, the Company has entered into a support agreement (the “Support Agreement”) with the largest holder (the “Supporting Holder”) of its outstanding senior notes pursuant to which such holder and certain of its affiliates have agreed, subject to certain conditions (including that a specified minimum amount of New Notes will be issued in the Exchange Offers), to tender (and not withdraw) in the Exchange Offers and provide their consent to the Consent Solicitations with respect to all of the Supporting Holder’s approximately $106.0 million principal amount of Old Notes. A copy of the Support Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Subject to certain conditions, we have agreed, among other things, (i) not to waive a specified minimum tender condition for the Exchange Offers without the consent of the Supporting Holder (but no such consent is required to otherwise terminate, withdraw, amend or extend any Exchange Offer or Consent Solicitation) and (ii) to increase the Maximum Exchange Amount to the extent necessary such that all of the Supporting Holder Notes would be accepted for exchange.

In addition, we have entered into an agreement with the Supporting Holder pursuant to which we have agreed to exchange (the “Private Exchange”) approximately all of the Supporting Holder’s approximately $23.5 million aggregate principal amount of 6.625% Debentures due 2029 and 8.820% Debentures due 2031 for approximately $21.2 million aggregate principal amount of the Company’s existing 8.50% Senior Notes due 2029.

None of the Exchange Offers and Consent Solicitations is conditioned upon the consummation of the Private Exchange. The Private Exchange is conditioned on, among other things, the Supporting Holder having satisfied its obligations in all material respects under the Support Agreement.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Support Agreement, dated as of May 19, 2020, among the Company, the Supporting Holder and the noteholders thereto

99.1	Press Release issued by the Company on May 19, 2020

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Terry D. Peterson
Terry D. Peterson
Executive Vice President and Chief Financial Officer

Date: May 19, 2020